EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
We have issued our report dated September 12, 2006 accompanying the consolidated financial statements of Greenville Federal Financial Corporation and subsidiary appearing in the 2006 Annual Report of the Company to its stockholders and accompanying the schedules included in the Annual Report on Form 10-KSB for the year ended June 30, 2006, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.
/s/ GRANT THORNTON LLP
Cincinnati, Ohio
December 19, 2006